EXHIBIT 99.1

NEWS RELEASE

HABASIT TO ACQUIRE SUMMA INDUSTRIES

FOR $15.00 PER SHARE IN CASH

September 1, 2006

Reinach-Basel, Switzerland and Torrance, California USA

Habasit Holding AG, a privately held Swiss company, and Summa Industries (NasdaqGM: SUMX) today jointly announced that they have entered into an agreement and plan of merger for a wholly-owned subsidiary of Habasit to acquire Summa Industries via a cash tender offer for all outstanding shares of Summa common stock. The boards of directors of Habasit and Summa have unanimously approved the offer, and the board of directors of Summa will unanimously recommend that Summa stockholders accept the offer and tender their shares.

Under the terms of the agreement, a wholly-owned subsidiary of Habasit will commence a cash tender offer to acquire all of the outstanding common stock of Summa at a price of $15.00 per share. The offer represents a 76% premium to yesterday’s closing price of $8.51 per share of Summa common stock on the Nasdaq Global Market, and a 62% premium to the average of the high and low prices of Summa common stock for the three month period ended August 31, 2006.

Consummation of the offer is subject to the prior satisfaction of several conditions, including, among others, receipt of US and foreign regulatory approvals and the tender to Habasit of not less than a majority of the then-outstanding Summa shares in the tender offer.

Following consummation of the tender offer and the satisfaction of customary closing conditions, including regulatory and other standard approvals, Habasit will acquire Summa in a cash merger, with Summa becoming a wholly-owned subsidiary of Habasit, and any remaining Summa shares not tendered in the offer, other than dissenting shares, will be entitled to receive the same cash consideration of $15.00 per share in the merger. In connection with the transaction, Habasit will assume approximately $21 million in existing indebtedness of Summa.

Mr. Giovanni Volpi, Chairman of Habasit AG, said “I am delighted to be able to expand the U.S. operations of Habasit, particularly in the conveyor belt products, where Habasit is the global leader. All of the management of Summa Industries and its subsidiaries will remain in place and existing U.S. operations will continue. We intend to invest to improve operating efficiencies and customer service and to strengthen relationships with Summa’s customers and distributors.”

Commenting on the transaction, Mr. James R. Swartwout, Chairman of the Board and Chief Executive Officer of Summa, said “Habasit will be a good parent corporation for Summa Industries. With financial strength, global reach, world-class manufacturing systems, and a culture of innovation and outstanding customer service, Habasit will support continuing growth and operating improvement at Summa.”

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Habasit Holding AG is a leading global producer of high quality conveyor belts and power transmission belts. Habasit’s U.S. headquarters are located in Suwanee, Georgia. For more information regarding Habasit, visit the company’s website at www.habasit.com.

Summa Industries manufactures proprietary plastic components for industrial and commercial markets. For more information regarding Summa, visit the company’s website at www.summaindustries.com.

Habasit’s principal legal advisor on the transaction is Paul, Hastings, Janofsky & Walker LLP. Summa’s financial advisor on the transaction is Duff & Phelps, LLC, and its principal legal advisor is Sheppard, Mullin, Richter & Hampton LLP.

Notice to Investors.

This announcement does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer for the outstanding shares of common stock of Summa described in this announcement has not commenced. Any offers to purchase or solicitation of offers to sell will be made only pursuant to a tender offer statement on Schedule TO filed by Habasit with the US Securities and Exchange Commission (SEC) and a solicitation/recommendation statement on Schedule 14D-9 filed by Summa with the SEC. The tender offer statement (including an offer to purchase, a letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information and should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to all stockholders of Summa at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (http://www.sec.gov/).

Summa Cautionary Statement Regarding Forward-Looking Information and “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

A number of the matters discussed in this document that are not historical facts deal with potential future circumstances and developments, including in particular, whether and when the transactions contemplated by the merger agreement will be consummated. All statements about such matters constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s beliefs, certain assumptions and current expectations. In addition, any statements that are not statements of historical fact (including statements containing the words “believes,” “will,” “plans,” “anticipates,” “expects,” and similar expressions) should also be considered to be forward looking statements. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include, without limitation: the result of the review of the proposed transactions by various US and foreign regulatory agencies; any conditions imposed on the companies in connection with consummation of the transactions described herein; the number of shares tendered by stockholders of Summa; approval of the merger between Habasit and Summa by the stockholders of Summa, if required; satisfaction of various other conditions to the closing of the transactions described herein; and the risks that are described from time to time in Summa’s reports filed with the SEC, including the annual report on Form 10-K for the year ended August 31, 2005, the quarterly reports on Form 10-Q for the quarterly periods since ended and Summa’s current reports on Form 8-K. This document speaks only as of its date, and each entity disclaims any duty to update the information contained herein.